Exhibit 99.1

For Immediate Release

CONTACTS:

Anne Marie Pascoe
VCampus Corporation
(703) 654-7251
apascoe@vcampus.com

Tony Welz
Principal
Welz & Weisel Communications
703-323-6006
Tony@w2comm.com

SOURCEFIRE SELECTS VCAMPUS TO DEVELOP ONLINE CURRICULUM FOR SNORT AND SOURCEFIRE 3D SYSTEM CERTIFICATIONS

NETWORK SECURITY CONCERNS DRIVE STRONG GROWTH FOR

SOURCEFIRE TRAINING

Reston, VA, April 29, 2005 – VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning publishing and hosting services to professional credentialing and certification organizations, corporations, government agencies, and associations, today announced that Sourcefire has entered into an agreement with the company to develop and deliver an online curriculum and certification program for the Sourcefire 3D System and the open source Snort community.  VCampus provides Sourcefire with an outsourced global mechanism for delivering quality training and certification worldwide.

Sourcefire’s rapid growth has made online training essential in providing customers and open source Snort professionals with options to stay current with product releases in real-time.  Online training allows users the opportunity to quickly and easily increase the effectiveness of their Sourcefire and Snort implementations. “Certification provides the employees and employers with a level of understanding of the skills gained by IT professionals through testing and training,” said Karen Paulson, Sourcefire Vice President of Education. “We are very excited about the customer feedback we are getting about the new education offerings.  These offerings will be based on the VCampus platform and we expect to roll them out over the next few months.”

Martin Roesch, creator of Snort and founder and CTO of Sourcefire, said, “As networks become more porous, Sourcefire is enabling users to better protect their assets.  However, leading edge products are not enough.  Companies need properly trained personnel to manage those systems.  The growing popularity of Sourcefire training is driven by the need for organizations to empower their IT staff with the knowledge and skills required to deploy and maintain a secure network environment.  Working with VCampus will allow Sourcefire to support the increasing demand on a global basis for network security training, an integral component to a comprehensive security policy.”

With over 2 million downloads and more than 100,000 active users; Snort has become the de facto standard in network intrusion detection and prevention.  As Snort permeates organizations around the world, Sourcefire’s new training program allows users to hone their skills and build on the renowned expertise of the worldwide Snort base.  The Sourcefire 3D System leverages the Real-time Network Awareness (RNA) technology to enable security practitioners and managers to better leverage essential network and asset data, while reducing security costs and increasing overall effectiveness. Sourcefire also helps drive compliance for recently legislated compliance laws including Sarbanes-Oxley, HIPAA, OCC Regulations, FISMA and FERCs Compliance, Gramm-Leach-Bliley and CA 1386.

“The market potential for IT and network security training is significant and this certification offering from Sourcefire complements and strengthens our existing Information Security related offerings including the Online (ISC)² CISSP® CBK® Review.  The Yankee Group recently assessed the market forecast for global IT security services to be near $13 Billion,” said Nat Kannan, Chairman and CEO of VCampus.  “Sourcefire has achieved a recognized market prominence as a result of ingenious products and open source solutions supporting network intrusion detection and prevention technologies.  We look forward to expanding the global reach of Sourcefire training products and supporting the introduction of online certification programs that will help organizations validate individual competence in an area of increasing importance.”

About Sourcefire

Sourcefire, Inc., the world leader in real-time network defense solutions, is transforming the way organizations manage and minimize network security risks with its 3D Approach - Discover, Determine, Defend - to securing real networks in real-time. The company’s ground-breaking network defense system unifies intrusion and vulnerability management technologies to provide customers with the most effective network security available. Founded in 2001 by the creator of Snort, Sourcefire is headquartered in Columbia, MD and has received numerous accolades including being named the Frost & Sullivan 2005 Network Security Infrastructure Protection Company of the Year. At work in leading Fortune 1000 and government agencies, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and intelligence in network security. For more information about Sourcefire, please visit www.sourcefire.com.

About VCampus®

VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered 2.9 million courses to 920,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 5,000 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from these forward-looking statements. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and other SEC filings.

###